Exhibit 10.22

EXECUTION VERSION

EQUITY JOINT VENTURE CONTRACT

between

WISCO JIANGBEI STEEL PROCESSING AND LOGISTICS CO., LTD.

and

NOBLE METAL PROCESSING ASIA LIMITED

For the Establishment of

WISCO NOBLE (WUHAN) LASER WELDING TECHNOLOGY CO., LTD.

Dated as of November 30, 2006

i

10.3.	Changes to Senior Management Staff	24
10.4.	Remuneration of the Senior Management Staff	24
10.5.	Parties not Liable for Secondees’ Acts	24
11.	FINANCIAL MANAGEMENT	25
11.1.	Financial Accounting System	25
11.2.	Fiscal Year	25
11.3.	Financial Reporting	25
11.4.	Independent Auditor	26
11.5.	Approval of Final Accounts	26
11.6.	Profit Distribution	26
11.7.	Loans	27
11.8.	Insurance	27
11.9.	Taxes	27
11.10.	Individual Income Tax	28
12.	FOREIGN EXCHANGE	28
13.	LABOR MANAGEMENT	28
13.1.	Labor Policies of the Company	28
13.2.	Labor Productivity	28
13.3.	Labor Protection, Environment, Health and Safety	28
13.4.	Trade Union	29
14.	TECHNOLOGY AND TRADEMARKS	29
14.1.	License of Technology	29
14.2.	Technical Assistance and Training	29
14.3.	Prohibition against Use of Technology	29
14.4.	License of Trademarks	30
14.5.	Prohibition against Use of Trademarks	30
15.	SUPPLY, SALES AND NON-COMPETITION	30
15.1.	Supply of Materials	30
15.2.	Sale of Products	31
15.3.	Non-competition	31
16.	THE JOINT VENTURE TERM	32
16.1.	JV Term	32
16.2.	Extension	32
17.	TERMINATION AND LIQUIDATION	32
17.1.	Termination as Agreed by Both Parties	32
17.2.	Events of Termination	32
17.3.	Buyout Option at Expiration or Earlier Termination	34
17.4.	Dissolution and Liquidation	35
17.5.	Liquidation Procedures	35
18.	VALUATION	36
18.1.	Valuation Procedures	36
19.	LIABILITY FOR BREACH OF CONTRACT	37
19.1.	Breach of Contract	37
19.2.	Liability for Breach of Contact	37
20.	FORCE MAJEURE	38
20.1.	Definition	38
20.2.	Consequences of Event of Force Majeure	38
21.	CONFIDENTIAL INFORMATION	39
21.1.	Confidentiality	39
21.2.	Exceptions	39

ii

21.3.	Publicity	40
22.	GOVERNING LAW	40
23.	DISPUTE RESOLUTION	40
23.1.	Consultation	40
23.2.	Arbitration	41
23.3.	Continued Performance of this Contract	42
24.	MISCELLANEOUS	42
24.1.	Articles of Association	42
24.2.	Survival	42
24.3.	Language	42
24.4.	Notices	42
24.5.	Address and Fax Number for Notices	42
24.6.	Entire Agreement	43
24.7.	Waiver	43
24.8.	Severability	43
24.9.	Non-assignment	43
24.10.	Counterparts	43
24.11.	Amendment	44
24.12.	Changes in Law	44
24.13.	Costs and Expenses	44

iii

EQUITY JOINT VENTURE CONTRACT

THIS EQUITY JOINT VENTURE CONTRACT (this “Contract”) is entered into on November 30, 2006 by and between:

WISCO JIANGBEI STEEL PROCESSING AND LOGISTICS CO., LTD. , a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at No. 219 Parrot Street, Hanyang District, Wuhan, Hubei, the PRC (“Party A”); and

NOBLE METAL PROCESSING ASIA LIMITED, a limited liability company duly incorporated and existing under the laws of the Hong Kong Special Administrative Region of the PRC, with its registered address at Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong (“Party B”).

Each of Party A and Party B is hereinafter referred to as a “Party” and collectively as the “Parties.”

The Parties hereby agree as follows:

1. Definitions

1.1. Certain Defined Terms

In this Contract, unless the context otherwise specifies, the following terms shall have the meanings set forth below:

(a)	“Affiliate” of a Person means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

(b)	“Approval Date” means the date on which a Certificate of Approval for the Establishment of Foreign-invested Enterprises in the PRC is issued for the Company by the Examination and Approval Authority approving this Contract and the Articles of Association without making any substantive amendments hereto or thereto.

(c)	“Arbitration Centre” means the Hong Kong International Arbitration Centre.

(d)	“Articles of Association” means the Articles of Association of the Company dated even date herewith.

(e)	“Board” means the board of directors of the Company.

(f)	“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in the city of Wuhan, the PRC or Detroit, USA are required or authorized by Law or executive order to be closed.

(g)	“Business License” means the business license of the Company issued by the relevant SAIC following the approval of this Contract and the Articles of Association by the Examination and Approval Authority.

(h)	“Business Plan” means the business plan for the Company, which is subject to update and adjustment on an annual basis and the initial one of which shall be submitted to the Board for adoption at the first meeting of the Board.

(i)	“Business Scope” means the business scope of the Company set forth in Section 4.2 hereof.

(j)	“Company” means WISCO Noble (Wuhan) Laser Welding Technology Co., Ltd., a Chinese-foreign equity joint venture established by the Parties in accordance with the provisions of this Contract and the Articles of Association.

(k)	“Company Approvals” means all rights, licenses, permits, approvals, waivers, consents and authorizations that are necessary for the Company to engage in the activities specified in the Business Scope and the other business activities contemplated in this Contract.

(l)	“Confidential Information” means any technology, know-how, trade secrets, marketing plans, commercial or financial information, demonstrations, drawings, prototypes, models, samples, devices, specifications, data, methods, recipes, or business policies or practices of the Company or any Party, whether conveyed verbally, in writing or in any tangible or intangible form whatsoever (including electronically), including without limitation, the Proprietary Information.

(m)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and includes:

(i)	ownership, directly or indirectly, of 50% or more of the shares in issue or other equity interests of such Person; or

(ii)	possession, directly or indirectly, of 50% or more of the voting power of such Person; or

(iii)	the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person; and

(iv)	the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

(n)	“Deputy General Manager” means the deputy general manager of the Company.

(o)	“Examination and Approval Authority” means the Ministry of Commerce of the PRC or its relevant local counterpart that is legally authorized to approve this Contract and the Articles of Association pursuant to PRC Law.

(p)	“Foreign Exchange Regulations” means the applicable Laws of the PRC on foreign exchange.

(q)	“General Manager” means the general manager of the Company.

(r)	“JV Products” means laser welded blanks.

(s)	“Law” means all applicable laws, regulations, rules and orders issued by any applicable legislative body, governmental authority, securities exchange or other regulatory body, including, without limitation, any ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment.

(t)	“Person” means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department thereof, or any other entity.

(u)	“Project Application Report” means the project application report jointly prepared by the Parties in connection with the establishment of the Company.

(v)	“Proprietary Information” of any Party means certain technical knowledge, inventions, creations, know-how, data, manufacturing processes, recipes, formulations, specifications, designs, methods, techniques, rights, devices, drawings, instructions, expertise, trade practices, trade secrets, commercial information and other information of such Party relating to the design, manufacture, application, testing and maintenance, whether patented, patentable or not, and including improvements, disclosed by such Party to the Company, whether in written form or otherwise, during the JV Term.

(w)	“Relevant Contracts” means, collectively, (i) the Technology License Contract, (ii) the Technical Assistance and Training Contract, (iii) the Noble Trademark and Tradename License Contract, (iv) the WISCO Trademark and Tradename License Contract, and (v) the Material Supply Contract.

(x)	“RMB” or “Renminbi” means the lawful currency of the PRC.

(y)	“SAIC” means the State Administration of Industry and Commerce of the PRC or its local counterpart in charge of the registration of the Company.

(z)	“U.S. Dollars” or “US$” means the lawful currency of the United States of America.

1.2.	Other Defined Terms

Each of the following terms shall have the meanings defined in the Section set forth opposite such term:

Defined Term	Section Reference
“Application”	Section 3.3

“Appraiser”	Section 18.1(a)

“Bid Committee”	Section 8.3 (c)

“Buyout Notice”	Section 17.3(b)

“Buyout Price”	Section 17.3(b)

“Certificate of Approval”	Section 3.4(a)

“Chairman”	Section 8.2(a)

“Change”	Section 24.12

“China” or the “PRC”	Preamble

“Commencement Date”	Section 23.1

“Contract”	Preamble

“Deadlock”	Section 8.4(a)

“Dispute”	Section 24.1

“Dispute Notice”	Section 24.1

“Establishment Date”	Section 3.5

“Event of Force Majeure”	Section 20.1

“Event of Termination”	Section 17.2

“Fair Market Value”	Section 17.3(b)

“Final Equity Interest Purchase Price”	Section 17.3(c)

“Final FMV”	Section 18.1(d)

“Fiscal Year”	Section 11.2

“Indemnified Party”	Section 19.2(b)

“Indemnifying Party”	Section 19.2(b)

“Independent Auditor”	Section 11.4(a)

“JV Funds”	Section 8.3(b)(xiii)

“JV Law”	Section 3.1

“JV Term”	Section 16.1

“Liquidation Committee”	Section 17.5(b)

“Material Supply Contract”	Section 15.1

“New Provision”	Section 24.12

“Noble Trademark and Tradename License Contract”	Section 14.4(a)

“Parent’s Chairman”	Section 23.1

“Party” or the “Parties”	Preamble

“Party A”	Preamble

“Party B”	Preamble

“Premium”	Section 17.3(c)

“Prevented Party”	Section 20.1

“Purchasing Party”	Section 17.3(b)

“Receiving Party”	Section 21.1(a)

“Recipients”	Section 21.1(b)

“Registered Capital”	Section 5.1(b)

“Selling Party”	Section 17.3(b)

“Senior Management Staff”	Section 10.1(b)

“Special Meeting Request”	Section 8.6(b)

“Steel Supplier”	Section 15.1

“Technical Assistance and Training Contract”	Section 14.2(a)

“Technology License Contract”	Section 14.1(a)

“Total Investment”	Section 5.1(a)

“Transfer”	Section 5.6(a)

“Transfer Notice”	Section 5.6(d)

“Transferee”	Section 5.6(a)

“Transferring Party”	Section 5.6(d)

“Valuation Notice”	Section 17.3(a)

“Vice Chairman”	Section 8.2(a)

“WISCO Trademark and Tradename License Contract”	Section 14.4(b)

1.3. Interpretation

The following principles for interpretation shall apply:

(a)	Any reference to a “director” in this Contract shall include reference to a proxy of such director (as applicable).

(b)	Any reference to “Law” shall include reference to such Law as amended or re-enacted or supplemented.

(c)	Headings set forth in this Contract shall not affect the interpretation or construction of this Contract.

(d)	“Include,” “including,” and “inclusive of” and similar expressions used herein are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)	References to any government ministry, agency, department or authority shall be construed to include references to the duly appointed successor ministry, agency, department or authority of such ministry, agency, department or authority where the context permits.

(f)	“PRC” or “China” means the mainland China, which, for the purpose of this Contract, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2. Parties to the Company

2.1. The Parties to this Contract

(a) Party A

Name:	WISCO Jiangbei Steel Processing and Logistics Co., Ltd.

Nature and Place of Registration:	A limited liability company established in accordance with the Laws of the PRC and registered with Wuhan Administration of Industry and Commerce with a business license registration number of 4201001102352.

Legal Address:	No. 219 Parrot Street, Hanyang District, Wuhan, Hubei, the PRC.

Legal Representative:	Name: Position: Nationality:	Liu Xinquan Chairman Chinese
(b) Party B

Name:	Noble Metal Processing Asia Limited

Nature and Place of Registration:	A limited liability company incorporated in accordance with the laws of the Hong Kong Special Administrative Region of the PRC.

Legal Address:	Level 28, Three Pacific Place, 1 Queen’s Road East, Hong Kong

Legal Representative:	Name: Position: Nationality:	Thomas L. Saeli Director USA

2.2. Representations, Warranties and Covenants

Each Party represents, warrants and covenants to the other Party as follows:

(a)	Such Party is a company duly organized, validly existing and in good legal standing as an independent legal person under the Laws of the jurisdiction of its incorporation, and has the corporate power and legal authority to conduct its business in accordance with its business license, articles of association or other similar corporate constitutional documents;

(b)	Such Party has the full right, power and authority to enter into this Contract and the Relevant Contracts to which it is a party and to fully perform all of its obligations hereunder and thereunder;

(c)	This Contract has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party and approval by the Examination and Approval Authority, constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms and pursuant to legal procedures; its representative whose signature is affixed hereto is fully authorized to sign this Contract on its behalf;

(d)	Neither the execution of this Contract or any Relevant Contracts, nor the performance of such Party’s obligations hereunder or thereunder will conflict with, or result in a breach of, or constitute a default under, any provisions of the business license, resolutions of the shareholders’ meetings or board of directors, certificate of incorporation, articles of association or similar constitutional documents of such Party, as the case may be, or any law, regulation, rule, authorization or approval of any government agency or authority or any contract or agreement to which such Party is a party or by which it is bound;

(e)	Such Party is, has been and, during the JV Term, will continue to be in compliance in all material respects with all applicable Law of its jurisdiction of incorporation and is not aware of any circumstances that would be a breach of any such Law;

(f)	As of the date of this Contract, there is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Party, threatened against such Party with respect to the subject matter of this Contract or that would negatively affect in any way such Party’s ability to enter into or perform this Contract, and if any such lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation should come to the knowledge of such Party after the date of this Contract, it shall promptly notify the other Party and provide the other Party with detailed information with respect to such matter;

(g)	All documents, statements and information of, or derived from, any governmental body in the possession of such Party relating to the transactions contemplated in this Contract have been disclosed to the other Party or will be promptly disclosed to the other Party to the extent that they first come to the attention to such Party after the date of this Contract, and no document previously provided by such Party to the other Party contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading; and

(h)	Such Party has procured all requisite permits and approvals from the relevant governmental departments to cooperate with the Company and the other Party in accordance with the provisions of this Contract and the Relevant Contracts to which it is a party and that such permits and approvals shall be valid and in full force and effect during the JV Term.

3. Establishment of the Company

3.1. Establishment of the Company

The Parties hereby agree to jointly establish the Company in Wuhan, Hubei Province,

the PRC, in accordance with the “Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures”, the “Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures” (collectively, the “JV Law”), other applicable Law of the PRC, this Contract and the Articles of Association.

3.2. Name and Legal Address

(a)	The name of the Company shall be in Chinese and “WISCO Noble (Wuhan) Laser Welding Technology Co., Ltd.” in English.

(b)	The legal address of the Company shall be at Zhuankou Economic and Technological Development Zone, Wuhan, Hubei, the PRC.

3.3. Application

This Contract and the Articles of Association shall be submitted by Party A to the Examination and Approval Authority for approval (the “Application”) as soon as possible after each of the following conditions has been fulfilled:

(a)	The board of directors or any other applicable internal body of authority of each Party and/or its parent (as applicable) has adopted a resolution approving the transactions contemplated in this Contract and the execution and delivery of this Contract and the Articles of Association;

(b)	This Contract and the Articles of Association have been executed by the duly authorized representative of each Party; and

(c)	the Project Application Report has been executed by both Parties.

Party B shall have the right to review and approve all documents to be submitted in connection with the Application prior to such submission and no such document shall be submitted until it is satisfactory to Party B.

3.4. Approval

(a)	If a document of approval is issued by the Examination and Approval Authority approving the establishment of the Company, this Contract and the Articles of Association, and if both Parties accept the content of such approval, then Party A shall apply to the Examination and Approval Authority for the issuance of the “Certificate of Approval for the Establishment of Foreign-invested Enterprises in the PRC” (the “Certificate of Approval”) within a period as required by the Examination and Approval Authority.

(b)

If the Examination and Approval Authority requires any amendments to this Contract or the Articles of Association or any of their attachments or appendixes (if any) with respect to the Application, the Parties shall immediately consult with each other and decide whether to make such amendments as required by the Examination and Approval Authority. If the Parties agree to make such amendment as required, they shall, as soon as practicable, execute an amended version of the relevant document, reflecting the amendments agreed upon by the

Parties, and Party A shall apply to the Examination and Approval Authority for the issuance of the Certificate of Approval within five (5) days after execution of such amended version of such document by the Parties.

3.5. Business License

The Parties shall, within five (5) days after the Examination and Approval Authority issues the Certificate of Approval, jointly apply to the SAIC for the registration of the Company as a limited liability company and obtain the Business License for the Company. The date on which the Business License of the Company is issued shall be hereinafter referred to as the “Establishment Date”.

3.6. PRC Laws

All activities of the Company shall be in compliance with all applicable Laws of the PRC and are subject to the jurisdiction and protection of all such Laws.

3.7. Limited Liability

The Company shall be a limited liability company with enterprise legal person status. The liability of each Party with respect to the Company shall be limited to the amount it has subscribed to contribute to the registered capital of the Company in accordance with Section 5.2. Neither Party shall have any liability, jointly or severally, in respect of any debts, liabilities or obligations of the Company.

4. Goals, Scope of Business and Production Scale

4.1. Goals

The goals of the Parties in the establishment of the Company are to: (a) strengthen economic cooperation and technical exchange between the Parties; (b) operate a manufacturing plant in line with world class practices and standards by adopting advanced and appropriate technologies and scientific management methods; (c) develop products suitable for the Company’s customers’ needs and produce products that meet the customers’ requirements; and (d) constantly improve the economic efficiency of the Company and earn favorable returns for the Parties.

4.2. Business Scope

The Business Scope of the Company shall be as follows: to manufacture, market and sell laser welded blanks and other laser welding related products; and to provide after-sales services to the customers of the Company.

4.3. Production Scale

(a)	The initial scale of production of the Company at the time of its establishment is estimated to be 930,000 laser welded blanks per year.

(b)	The Parties wish to expand the scale of production of the Company to 2,700,000 laser welded blanks per year within five (5) years after the establishment of the Company.

(c)	The development plan and implementation schedule therefor shall be decided by the Board based on domestic and international market conditions. In addition, the Company may expand or reduce production capacity, increase or decrease product varieties based on the capacity of the Company, the domestic and international market demand and other factors as decided by the Board.

5. Total Investment, Registered Capital and Method of Contribution

5.1. Total Investment, Registered Capital and Loans

(a)	The total investment of the Company (the “Total Investment”) shall be Five Million U.S.Dollars (US$5,000,000).

(b)	The Registered Capital of the Company shall be Two Million Five Hundred Thousand U.S. Dollars (US$2,500,000) (the “Registered Capital”).

(c)	The difference between the Total Investment and the Registered Capital may be raised by the Company through loans from domestic and/or foreign financial institutions as determined by the Board. If required by the lending financial institutions, the assets of the Company may be mortgaged as security for such loans in accordance with Law.

5.2. Capital Contribution by Each Party

(a)	The contribution to the Registered Capital subscribed to by Party A shall be One Million Two Hundred Fifty Thousand U.S. Dollars (US$1,250,000), representing fifty percent (50%) of the Registered Capital of the Company, which shall be paid by Party A in cash in Renminbi.

(b)	The contribution to the Registered Capital subscribed to by Party B shall be One Million Two Hundred Fifty Thousand U.S. Dollars (US$1,250,000), representing fifty percent (50%) of the Registered Capital of the Company, which shall be paid by Party B in cash in U.S. Dollars.

5.3. Timing of Payment of Capital Contributions

(a)	Subject to Section 5.4 below, the Parties shall make their respective contributions to the Registered Capital in installments, which shall be paid into a bank account of the Company in the PRC. The first installment of the contributions to the Registered Capital shall be Three Hundred Seventy-five Thousand U.S. Dollars (US$375,000), corresponding to fifteen percent (15%) of the Registered Capital, and shall be paid to the Company within ninety (90) days of the Establishment Date (with the specific date of payment to be decided by the first Board meeting); of the first installment, Party A shall pay One Hundred Eighty-seven Thousand Five Hundred U.S. Dollars (US$187,500), and Party B shall also pay One Hundred Eighty-seven Thousand Five Hundred U.S. Dollars (US$187,500). The remaining portion of the Registered Capital shall be paid by the Parties within two (2) years of the Establishment Date on such dates to be decided by the Board.

(b)	Within fifteen (15) days after each Party has made its respective capital contributions to the Registered Capital in accordance with Section 5.3(a) above, a certified public accountant registered in the PRC shall be engaged by the Company to verify the contributions made and issue a capital verification report to such effect to the Company. Within fifteen (15) days after receipt of each such capital verification report, the Company shall issue to such Party an investment certificate, in the form prescribed by the JV Law, signed by the Chairman of the Board and affixed with the Company seal evidencing payment of such contributions as of the date of the issuance of the investment certificate, with the latest investment certificate replacing all previous investment certificates issued previously to such Party.

(c)	If either Party fails to make any of its contributions to the Registered Capital on the due date determined in accordance with Section 5.3(a) above, such Party shall pay interest to the Company on the overdue amount, from the due date until the date on which such overdue contribution is actually paid, at an interest rate equal to one hundred and fifteen percent (115%) of the then applicable rate for three-month term loans in Renminbi or U.S. Dollars (such interest rate for Renminbi loans shall be applied in the case of default payment in Renminbi; and such interest rate for U.S. Dollar loans shall be applied in the case of default payment in U.S. Dollars) published by the People’s Bank of China. If Party A still fails to make its capital contributions within sixty (60) days after the due date, Party B shall have the right, in its sole discretion, to terminate this Contract and claim for damages from Party A for such breach in accordance with applicable PRC Laws and this Contract; if Party B still fails to make its capital contributions within sixty (60) days after the due date, Party A shall have the right, in its sole discretion, to terminate this Contract and claim for damages from Party B for such breach in accordance with applicable PRC Laws and this Contract.

5.4.	Conditions Precedent to Capital Contributions

(a)	Notwithstanding the provisions of Section 5.3 above, Party A shall not be obligated to make any contribution to the Registered Capital unless and until each of the following conditions has been satisfied or waived in writing by Party A:

(i)	following execution by the Parties, this Contract and the Articles of Association have been approved by the Examination and Approval Authority without substantive amendments thereto;

(ii)	the Business License has been issued without altering in any material respects the Company’s initial Business Scope as set forth in Section 4.2;

(iii)	the Company has received all of the Company Approvals;

(iv)	each of Party B and Party A or their respective Affiliates, as the case may be, has executed each of the Relevant Contracts to which it is a party, and to the extent applicable, the Relevant Contracts have been approved by, or registered or filed with, the relevant PRC governmental or regulatory authorities;

(v)	the Company has secured customer commitments for the purchase of JV Products satisfactory to Party A; and

(vi)	there has been no breach of any provision of this Contract by Party B, including, without limitation, the provision on payment of its subscribed contribution to the Registered Capital of the Company in accordance herewith.

(b)	Party B shall not be obligated to make any contribution to the Registered Capital unless and until each of the following conditions has been satisfied or waived in writing by Party B:

(i)	following execution by the Parties, this Contract and the Articles of Association have been approved by the Examination and Approval Authority without substantive amendments thereto;

(ii)	the Business License has been issued without altering in any material respects the Company’s Business Scope as set forth in Section 4.2 above;

(iii)	the Company has received all of the Company Approvals;

(iv)	each of Party A and Party B or their respective Affiliates, as the case may be, has executed each of the Relevant Contracts to which it is a party, and to the extent applicable, the Relevant Contracts have been approved by, or registered or filed with, the relevant PRC governmental or regulatory authorities;

(v)	the Company has secured customer commitments satisfactory to Party B; and

(vi)	there has been no breach of any provision of this Contract by Party A, including, without limitation, the provision on payment of its subscribed contribution to the Registered Capital of the Company in accordance herewith.

(c)	The Parties shall make all reasonable efforts to ensure the fulfillment of each of the conditions set forth in Section 5.4(a) and 5.4(b) as soon as possible after the execution of this Contract. Such reasonable efforts shall include, but not be limited to, taking all measures necessary or advisable for obtaining the Company Approvals.

5.5. Increase and Reduction of Registered Capital

(a)	The Company shall not increase or reduce the Registered Capital during the JV Term unless approved by the Board in accordance with this Contract and the Articles of Association and approved by the Examination and Approval Authority. The amount and manner of any capital increase or reduction shall be negotiated by the Parties and decided by the Board.

(b)

In case of any increase or reduction in the Registered Capital, the participation ratio of each Party in such increase or reduction in the Registered Capital shall be the same as that of its subscribed capital contributions specified in Section 5.2 above, provided that upon an express written agreement of the Parties and approval by the Examination and Approval Authority, a different participation ratio may be applied. Furthermore, the Parties shall make amendments to the relevant provisions of this Contract and the Articles of Association to reflect such increase or reduction and, upon the approval by the Examination and Approval Authority, register such change with the SAIC. In addition, each Party shall surrender its investment certificate issued to it to the Company for cancellation and the Company shall issue to each Party a new investment certificate reflecting such change, as applicable.

5.6.	Transfer of Equity Interest

(a)	Neither Party shall sell, give, assign, transfer or otherwise dispose of any equity interest in the Company or any right, title or interest therein or thereto (each, a “Transfer”) to any third Person (a “Transferee”) without the prior written consent of the other Party, except as expressly permitted by Section 5.6(b) below. Any purported Transfer in violation of this Section 5.6(a) shall be null and void ab initio, and the Company and the Parties shall not register or recognize any such Transfer.

(b)	Notwithstanding Section 5.6(a), either Party may Transfer any of its equity interest in the Company to any of its Affiliates.

(c)	Notwithstanding any other provisions of this Contract, no Transfer may be made unless: (i) the Transferee (which, for the avoidance of doubt, includes an Affiliate of the Transferring Party in the case of a Transfer to its Affiliate pursuant to Section 5.6(b)) has agreed in writing to be bound by the terms and conditions of this Contract and the Articles of Association, except where the other Party and the Transferee agree otherwise in writing; (ii) the Transfer complies in all respects with the other applicable provisions of this Contract and the Articles of Association; and (iii) the Transferee assumes and performs all other obligations and responsibilities of the Transferring Party, including, without limitation, those under the Relevant Contracts to which the Transferring Party or its Affiliate is a party.

(d)	Subject to the restrictions set forth in this Section 5.6, if a Party wishes to Transfer all or any portion of its equity interest in the Company to a Transferee, such Party (the “Transferring Party”) shall provide a written notice (the “Transfer Notice”) to the other Party stating its intention to Transfer, the percentage of interest to be transferred, the price for such Transfer and the identity of the proposed Transferee.

(e)

Except for Transfers to Affiliates pursuant to Section 5.6(b), the other Party shall have the right of first refusal to purchase the equity interest to be transferred on terms no less favorable than those offered to or by such Transferee. Within thirty (30) days of receipt of the Transfer Notice from the Transferring Party, the other Party shall deliver to the Transferring Party its response stating whether it chooses to exercise its such right of first refusal and whether it agrees to the proposed Transfer. If the other Party fails to respond within such thirty (30) day period, it shall be deemed to have given its written consent to the Transfer, and the Transferring Party shall have the right to transfer the equity interest to the

Transferee on the terms set forth in the Transfer Notice.

(f)	The Transferring Party and the Transferee shall enter into an equity interest transfer contract with respect to the Transfer of the relevant equity interest. The other Party and the Transferee shall thereafter amend this Contract and the Articles of Association to reflect the Transfer, including, without limitation, corresponding change in the composition of the Board. The Parties shall cause and assist the Company (i) in applying to the Examination and Approval Authority for approval of the Transfer and the corresponding amendments to this Contract and Articles of Association, and (ii) in applying to the SAIC for a change in the registration of the Company and the issuance of a new Business License reflecting the relevant changes resulting from the Transfer. The Parties shall, and shall cause the Company to, promptly execute all such further documents and perform all such further acts as are required for effecting the Transfer.

(g)	No Party may pledge, or otherwise encumber, all or any part of its equity interest in the Company without the prior written consent of the other Party, the approval of the Board and the approval of the Examination and Approval Authority.

6. Execution of Relevant Contracts

Following the execution of this Contract, the Parties shall prepare the Relevant Contracts and have them signed by the parties thereto as soon as possible. At the first Board meeting following the establishment of the Company, the Board shall approve such contracts and authorize or ratify the execution thereof by the Company.

7. Responsibilities of the Parties

Each Party shall perform its respective responsibilities set forth in this Section 7 without any charge to the Company, unless it is expressly provided otherwise herein or the Parties agree otherwise in writing, such as in the Relevant Contracts.

7.1. Responsibilities of Party A

Party A shall be responsible for performing the following duties in addition to the other responsibilities set forth elsewhere in this Contract:

(a)	strictly performing its obligations under this Contract and the Articles of Association, including making capital contributions under the relevant clauses of this Contract;

(b)	obtaining all necessary approvals from, and filing all documents with, the relevant governmental or regulatory authorities, that are required for the establishment of the Company;

(c)	assisting the Company in obtaining and maintaining of all the Company Approvals with the relevant governmental authorities;

(d)	assisting the Company in applying for and obtaining all preferential treatment in tax, customs, foreign exchange and other areas that are available or may become available under current or future PRC Law;

(e)	appointing in a timely manner members of the Board as specified in Section 8.2 below;

(f)	nominating in a timely manner candidates for Senior Management Staff as specified Section 10.1 below;

(g)	assisting the Company in obtaining debt financing deemed necessary by the Board;

(h)	assisting the Company in liaising with PRC government authorities and PRC companies with which the Company wishes to cooperate (including Party A’s Affiliates);

(i)	causing the directors it appointed to the Board to exercise their voting rights in accordance with this Contract and the Articles of Association;

(j)	assisting the Company in obtaining all necessary visas, travel documents and/or work permits for its expatriate employees and their families, including Party B’s secondees, so as to enable them to enter, leave and stay in PRC for their work in the Company and other activities;

(k)	providing and causing the Company to provide Party B and its Affiliates with all necessary assistance and cooperation in order for Party B and its Affiliates to comply with applicable Laws;

(l)	assisting the Company in matters related to the employees of the Company;

(m)	if requested by the Board, and to such extent as is necessary and convenient, supporting and assisting the Company in its production activities;

(n)	assisting the Company in obtaining reliable, adequate supply of utilities required by its production and operation throughout the JV Term, such as electricity, water, gas, heat and communication;

(o)	entering into and performing, and causing its Affiliates to enter into and perform, those Relevant Contracts to which it is a Party, including the Material Supply Contract and the WISCO Trademark and Tradename License Contract; and

(p)	assisting the Company in other matters as requested by the Board from time to time.

7.2. Responsibilities of Party B

Party B shall be responsible for performing the following duties in addition to the other responsibilities set forth elsewhere in this Contract:

(a)	strictly performing its obligations under this Contract and the Articles of Association, including making capital contributions under the relevant clauses of this Contract;

(b)	assisting Party A in obtaining all approvals from the relevant PRC governmental or regulatory authorities that are required for the establishment of the Company;

(c)	assisting the Company in purchasing equipment required for its production; providing technicians who are needed for equipment installation, adjustment, trial production, production and testing in accordance with and subject to the Technical Assistance and Training Contract or any other related contract and any related fees and expenses shall be provided in such contracts;

(d)	appointing in a timely manner members of the Board as specified in Section 8.2;

(e)	nominating in a timely manner candidates for Senior Management Staff as specified in Section 10.1 below;

(f)	assisting the Company in obtaining and maintaining the Company Approvals;

(g)	assisting the Company in developing advanced management systems;

(h)	assisting the Company in obtaining debt financing deemed necessary by the Board;

(i)	causing its directors to exercise their voting rights in accordance with this Contract and the Articles of Association;

(j)	assisting the Company in obtaining all necessary visas for its Chinese employees who may need to visit the United States for carrying out work responsibilities and conducting other activities on behalf of the Company as approved by the Board or the General Manager, as the case may be;

(k)	entering into and performing, and causing its Affiliates to enter into and perform, those Relevant Contracts to which it is a Party; and

(l)	assisting the Company in other matters as requested by the Board from time to time.

8. Board of Directors

8.1. Establishment of the Board

The Board shall be established on the Establishment Date.

8.2. Composition of the Board; Appointment and Dismissal of Directors

(a)	The Board shall consist of four (4) directors, two (2) of whom shall be appointed by Party A and two (2) by Party B. The term of office for each director shall be four (4) years, renewable upon reappointment by the appointing Party. The term of the directors of the first Board shall commence on the Establishment Date. There is no restriction on the number of times a director may be reappointed. The Board shall have one (1) chairman (the “Chairman”) and one (1) vice chairman (the “Vice Chairman”). The Chairman shall be appointed by Party A from among the directors appointed by Party A, and the Vice Chairman shall be appointed by Party B from among the directors appointed by Party B. The Chairman and the Vice Chairman shall have the same right of one vote as accorded to each of the other directors.

(b)	Either Party shall have the right, at any time, to remove with or without cause and replace any director appointed by it before the expiration of his or her term. If a director is removed, becomes incapacitated, dies, resigns or otherwise ceases to be a director, the Party that appointed such director shall appoint a new director to serve for the remainder of the term of office of such director.

(c)	The appointment or dismissal of a director shall take immediate effect following the delivery of a written notice by the Party implementing such appointment or dismissal to the other Party and the Company.

(d)	Directors of the Company shall serve without remuneration but may receive remuneration from the Company as Senior Management Staff when concurrently employed as a member of the Senior Management Staff.

(e)	A director shall not engage in the daily operation of the Company, unless engaged in the daily operation as Senior Management Staff when concurrently employed as a member of the Senior Management Staff.

(f)	The Parties agree to cause the Company to file for the record with the Examination and Approval Authority and/or SAIC any change of director of the Company, if required by Law.

(g)	The directors shall be exempted from personal liabilities for acts performed in a normal manner within their respective capacities as such. The Company shall indemnify each director against all claims and liabilities incurred by reason of his or her being a director of the Company; provided that the director’s acts or omissions giving rise to such claim or liability did not constitute intentional misconduct or a violation of criminal law. In addition, the Company reserves the right to pursue any claims against directors who cause the Company to incur unauthorized claims or liabilities.

8.3. Functions and Powers of the Board

(a)	The Board shall be the highest authority of the Company, and shall direct the overall management, supervision and control of the business of the Company; provided that the Board shall delegate certain of its authority over day-to-day operational and managerial matters to the General Manager as set forth in Section 10.2. The resolutions of the Board shall be adopted in accordance with this Contract, the Articles of Association and applicable Law.

(b)	Decisions with respect to the following matters shall require the unanimous approval of all directors present and voting in person or by proxy at a duly convened meeting of the Board or by unanimous written resolution of all of the members of the Board:

(i)	increases or decreases in the Total Investment and/or Registered Capital or any Transfer of either Party’s equity interest in the Company;

(ii)	merger with other companies, division of the Company or change in the form of organization of the Company;

(iii)	suspension of the business operations of the Company, termination and dissolution of the Company or extension of the JV Term;

(iv)	amendment of the Articles of Association;

(v)	any transaction between the Company and a Party or its Affiliate;

(vi)	determination of the Company’s strategy, development direction and short-term or long-term development plans;

(vii)	determination and amendment of the Company’s Business Plans and financial budgets;

(viii)	making any amendment to any Relevant Contract to which the Company is a party;

(ix)	appointment or dismissal of any member of the Senior Management Staff and determination of the terms of employment and remuneration of all members of the Senior Management Staff; determination of the compensation package for each of the expatriates seconded by Party B to work in the Company;

(x)	determination of the engagement and dismissal, performance evaluation, remuneration policy and other matters related to the Independent Auditor;

(xi)	determination of the wages and welfare policies for the Company’s employees and adoption of the annual human resources recruitment plan formulated by the General Manager;

(xii)	determination of the entering into, revision or termination of any business contract of a value greater than or equal to US$200,000, to which the Company is a party and which is not included as part of the Business Plan;

(xiii)	determination of the amount and timing of allocation and use of the reserve fund and enterprise expansion fund (collectively, the “JV Funds”);

(xiv)	determination of the entering into, revision or termination of any agreement providing for any lending or borrowing or guarantee or any other security not covered by the annual Business Plan approved by the Board;

(xv)	approval of the purchase, disposal or expenditure of the Company’s assets that are not in (1) the ordinary course of business of the Company or (2) the annual Business Plan approved by the Board;

(xvi)	approval of the authorizations to the Chairman, the Vice Chairman and the General Manager;

(xvii)	examination and approval of the organizational structure of the Company, including the setup and function of departments within the Company;

(xviii)	approval of investment in any other entity or establishment of any branch or other place of business;

(xix)	approval of rules and regulations of the Company formulated by the General Manager; and

(xx)	any other matters that are specified in other parts of this Contract or are decided by the Board of Directors from time to time to require the Board approval.

(c)	The Board shall establish a bid committee (the “Bid Committee”) comprising of four (4) persons, two (2) of whom shall be appointed by Party A and two (2) by Party B. The Bid Committee shall solicit bids for all equipment required for the production and operation of the Company based upon the requirements and specifications set by Party B and shall make recommendations to the Board on whether or not to accept a bid obtained, whereupon the Board shall approve such bids based on the unanimous recommendation of the Bid Committee. The General Manager shall have the right to participate in all meetings of the Bid Committee but only as a non-voting participant unless he or she is also a member of the Bid Committee.

8.4. Deadlocked Matters

(a)	If vote on any resolution results in a tie, the directors shall promptly endeavor to resolve the matter through further consultations. Any director shall have the right to request, within ten (10) days after the first vote, a Board meeting for a second vote on the matter. If the second vote also results in a tie, the Chairman and the Vice Chairman shall refer the matter to the highest executive officer of each Party within fifteen (15) days of the second vote, and the highest executive officers of both Parties shall endeavor to agree on a resolution of the matter, which resolution shall be resubmitted to the Board for approval. If the highest executive officers of the Parties are unable to resolve the matter within thirty (30) Business Days of the date of receipt of the referral from the Chairman and the Vice Chairman, to the extent applicable, either party may send notice to the other Party that a “Deadlock” exists.

(b)	If the matter cannot be resolved in accordance with Section 8.4(a) above and a Party delivers notice of a Deadlock to the other Party, both Parties shall cause their respective directors on the Board to vote unanimously to terminate this Contract. In the event of a Deadlock, either Party shall have the right (but not an obligation) to sell its equity interest in the Company to the other Party at a price to be determined in accordance with Section 17.3.

(c)	If the proposed Board resolution is to approve a proposed updated annual financial budget or Business Plan, pending adoption of the proposed resolution, the previous year’s budget with an increase of ten percent (10%) and the previous Business Plan, to the extent applicable, shall be applied.

8.5. Legal Representative and Performance on behalf of Legal Representative

(a)	The Chairman shall be the legal representative of the Company. The Chairman shall have the powers and responsibilities set forth in this Contract and the Articles of Association, shall have the scope of authority expressly authorized by the Board, and shall represent the Company for service of process. If a matter requires approval of the Board in accordance with this Contract or the Articles of Association, the Chairman shall not be authorized to take any action or sign any document on behalf of the Company in respect of such matter unless and until it has been duly approved by the Board.

(b)	If the Chairman is temporarily unable to perform his or her duties for any reason, the Vice Chairman shall perform the duties of the Chairman on his or her behalf. Should both the Chairman and the Vice Chairman be temporarily unable to perform their duties for any reason, the remaining directors shall choose a director to perform the duties of the Chairman. If the remaining directors are unable to agree as to which director shall perform the duties of the Chairman within ten (10) Business Days, the Party who appointed the current Chairman shall have the right to choose the director who shall perform the duties of the Chairman during such time.

8.6. Board Meetings and Board Resolutions

(a)	Regular meetings of the Board shall be held at least once a year. The meetings shall be convened and presided over by the Chairman. The Chairman shall send a written notice to all directors specifying the subject matter for discussion, date and venue of each regular meeting thirty (30) days prior to the scheduled date of such regular meeting or a shorter period of time prior to such date upon the approval of the Chairman and the Vice Chairman in case of emergency.

(b)	Special meetings of the Board shall be convened by the Chairman at any time on his or her own motion or on the written request of any two (2) directors (a “Special Meeting Request”). The Chairman shall send a notice of a special Board meeting to all other directors within three (3) days after receipt of a Special Meeting Request. Such meeting shall be convened within fifteen (15) days after receipt of such meeting notice by all other directors.

(c)

Three (3) or more of all the directors of the Board shall constitute a quorum for any board meeting. If such a quorum is not present within two (2) hours after the time appointed for the commencement of the meeting, the meeting shall be adjourned to such place and time (which is at least ten (10) days later or such earlier date as shall be agreed by all the directors on the Board in writing) as the directors who did attend shall decide. If a quorum is not present within two (2) hours after the time appointed for the commencement of such adjourned meeting, any number of directors present shall constitute a quorum. A director who is unable to attend a meeting in person may entrust in writing a proxy to attend and to vote at the meeting on his or her behalf. Such proxy shall have the same rights and powers as the director by whom he or she has been entrusted. Delivery of a proxy by facsimile shall be effective for this purpose. A proxy must be either (i) a director of the Company, (ii) an officer of the appointing Party of the director, or (iii) an officer of an Affiliate of the appointing Party of the director. A director may be appointed as proxy for another director, and the same person may be appointed as proxy for more than one director. A proxy shall have one vote for each director whom he or she represents, and shall also be entitled to cast one vote on his or her own behalf if he or she is a director of the Company in his or her own right.

(d)	The agenda of a Board meeting shall be decided by the Chairman and Vice Chairman through consultation. Any director who wishes to add subject matters to the agenda of a Board meeting upon receipt of such meeting notice as specified in Section 8.6(a) and (b) shall notify the Chairman in writing at least three (3) Business Days prior to the date of the meeting.

(e)	Board meetings shall in principle be held at the legal address of the Company, but may be held at any other location upon the approval of three-fourths (3/4) or more of all directors.

(f)	Minutes of the Board meetings shall be recorded in both English and Chinese. All resolutions of the Board shall be included in the minutes, which shall be kept by the Company for ten (10) years. Directors and proxies present at the meeting shall sign their names on the minutes for such meeting.

(g)	Any action that may be taken at any Board meeting may be taken without a meeting if all directors consent to such action in writing. For any such action to be taken in writing in accordance with this Section 8.6(g), a draft resolution shall be formulated by the Chairman and the Vice Chairman and circulated to all directors for review. All the directors, within three (3) days of receipt of such draft resolution, shall date, approve or disapprove, sign such draft resolution and return the same to the Chairman. All written resolutions shall be passed only by a unanimous affirmative vote of all directors of the Board. The directors may execute separate counterparts of identical written resolutions, which taken together shall constitute one valid set of the written resolutions, and facsimile signatures of the directors shall be valid and binding for such purposes; provided, however, that the originals of the signed written resolutions shall be delivered promptly to the Chairman or the Vice Chairman .

(h)	Board meetings may be held by telephone, videoconference or any other means of contemporaneous communication so long as all directors taking part in a meeting so held are able to hear each other at all times. Participation by a director or his or her proxy at a meeting by such means shall be deemed to constitute presence of such director or his or her proxy in person at the meeting.

(i)	Reasonable expenses incurred by directors and their proxies for travel, accommodation, and meals in connection with any Board meeting, and all expenses in connection with the meeting, shall be borne by the Company.

9. Supervisors

9.1. Election of Supervisors

The Company shall have two Supervisors, of which one (1) shall be appointed by Party A, and the other shall be appointed by Party B. Each Supervisor shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Party that originally appointed him or her.

9.2. Powers of the Supervisors

The Supervisors shall exercise their corresponding power in accordance with the relevant provisions of the Company Law of the PRC and shall make decisions by unanimous consent.

10. Business Management

10.1. Establishment and Composition of the Management Organization

(a)	The Company shall establish a management organization under the Board in charge of the daily business operation and management of the Company.

(b)	The management organization shall consist of one (1) of each of the following positions: General Manager, Deputy General Manager, Finance Manager, Plant Manager and Sales Manager (collectively, the “Senior Management Staff”).

(c)	During the JV Term, Party B shall have the right to nominate the General Manager, and Party A shall have the right to nominate the Deputy General Manager. Each of the General Manager and the Deputy General Manager so nominated by Party B and Party A, respectively, shall be appointed by the Board.

(d)	The General Manager and the Deputy General Manager shall not concurrently serve as the General Manager or the Deputy General Manager of any other enterprise within the PRC, and shall not engage, either on his or her own or through any third Person, in the production, marketing, sale or export of any products of other entities or any other activities in competition with the Company.

(e)	The other Senior Management Staff shall be nominated by the General Manager, appointed by the Board and employed by the Company.

10.2. Powers of the General Manager

(a)	The day-to-day management and operation of the Company shall be carried out by the General Manager with the assistance of the Deputy General Manager and other members of the Senior Management Staff in accordance with the polices adopted by the Board from time to time. The General Manager shall be directly responsible to the Board. The General Manager shall exercise the following powers under the leadership of the Board:

(i)	taking charge of the Company’s production operations, marketing, sales and management, and organizing the implementation of the resolutions of the Board;

(ii)	organizing the implementation of the Company’s annual business plans and investment plans;

(iii)	supervising and overseeing the other members of the Senior Management Staff;

(iv)	formulating the Company’s detailed rules and regulations;

(v)	appointing or dismissing the management personnel other than those required to be appointed or dismissed by the Board in accordance with Section 10.1(e) above;

(vi)	determining the Company’s marketing strategy;

(vii)	determining the Company’s accounting system and reporting monthly results to the Board in formats and details to be specified by the Board;

(viii)	formulating proposals on the Company’s internal management system and organizational setup;

(ix)	determining the entering into, revision or termination of contracts of a value of less than US$100,000, to which the Company is a party;

(x)	determining the establishment of bank accounts within or outside the PRC or developing any financial or banking relations;

(xi)	formulating an annual human resources recruitment plan and submitting the same to the Board for approval; and

(xii)	other powers conferred by the Articles of Association or the Board or necessary for the normal operation of the Company.

(b)	In exercising the powers set forth in Section 10.2(a) above, the General Manager shall consult with the Deputy General Manager. However, the decisions of the General Manager shall be final.

(c)	In order to enable the General Manager to manage the Company properly and efficiently, the Chairman or the Board, as the case may be, shall issue appropriate written authorizations to the General Manager to take actions or sign contracts, agreements or other documents on behalf of the Company within the scope of power conferred upon him under this Contract, the Articles of Association or any Board resolution. However, the General Manager shall not take any action or sign any document on behalf of the Company beyond the authorizations granted to him by this Contract, the Articles of Association, the Board or the Chairman.

(d)	The General Manager shall have the right to attend all meetings of the Board as an observer if he or she is not a director; provided, however, that the Board shall have the right to convene closed-door Board meetings without the attendance or presence of the General Manager. If the General Manager has been appointed as a member of the Board, he or she shall have the right to vote at such Board meeting.

(e)	The Party nominating the General Manager or the Deputy General Manager or any other manager may replace such nominee by giving written notice to the Board. In the case of such a replacement, a successor, upon nomination by the original nominating Party pursuant to Section 10.1 above and appointment by the Board, shall serve the remainder of the term of the dismissed General Manager or Deputy General Manager or any other manager.

10.3. Changes to Senior Management Staff

Under the following circumstances, the Board shall have the right, but not an obligation, to dismiss any Senior Management Staff at any time:

(a)	deceitful behavior for personal interests;

(b)	serious dereliction of duties;

(c)	failure to comply with the applicable terms of this Contract;

(d)	failure to perform required duties as a result of illness or other reasons; or

(e)	upon recommendation of the General Manger.

Upon dismissal of any member of the Senior Management Staff in accordance with this Section 10.3, a successor, upon nomination by the original nominating Party and appointment by the Board, shall serve the remainder of the term of the dismissed member of the Senior Management Staff.

10.4. Remuneration of the Senior Management Staff

The Senior Management Staff shall be compensated in accordance with the standards decided by the Board. All costs and expenses of the Senior Management incurred in connection with the performance of his or her duties shall be borne by the Company. The compensation standards for expatriate Senior Management Staff shall take into account the standards of compensation for such Senior Management Staff in their home country and the levels of compensation for comparable expatriate managers in similar Chinese-foreign joint ventures in the mainland China. The compensation standards for expatriate Senior Management Staff shall be decided by the Board at its first meeting after the establishment of the Company.

10.5. Parties not Liable for Secondees’ Acts

No Party shall be held liable for any damages caused to the Company by its personnel seconded to the Company pursuant to this Contract during his or her services at or for the Company. The Company shall defend, indemnify and hold harmless each Party and its Affiliates and their respective directors, officers and employees against and from proceedings, demands, allegations, claims, liabilities, fines, penalties or losses, costs and expenses (including reasonable attorneys’ fees and expenses) brought, made or alleged against, or incurred by, any of them arising out of or resulting from any acts of such seconded personnel during their services at or for the Company.

11. Financial Management

11.1. Financial Accounting System

(a)	The Company shall establish an independent financial and accounting system and shall prepare financial statements in accordance with the applicable Enterprise Accounting System of the PRC, other relevant Law, the particular circumstances of the Company and the operating and financial procedures and requirements of the Parties.

(b)	The Company’s financial management rules shall be formulated and adopted by the Board based on the recommendations of the General Manager.

11.2. Fiscal Year

The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year. The first Fiscal Year shall commence from the Establishment Date of the Company and end on December 31 of the same year. The last Fiscal Year shall end on the date of dissolution of the Company.

11.3. Financial Reporting

(a)	The Company shall use RMB as the currency of account for its bookkeeping, and US Dollars may also be used concurrently with RMB to the extent applicable.

(b)	The Company shall maintain one set of accounts, which shall be prepared in accordance with the generally accepted accounting principles in the PRC and the PRC Enterprise Accounting System. In addition, the Independent Auditor of the Company shall convert the accounts of the Company based upon the generally accepted accounting principles of the United States of America for use by Party B.

(c)	All vouchers, book accounts, financial statements and other accounting records of the Company shall be prepared and kept in Chinese. Accounting reports and annual financial statements to be submitted to the Parties or the Board shall be prepared and kept in both Chinese and English.

(d)	The Company shall, prior to the seventh (7th) day of each month, report its monthly business status (sales, production, inventory, profit and loss, etc.) of the preceding month to the Parties in both Chinese and English.

(e)	The Company shall, prior to the seventh (7th) day of each month, report its monthly financial statements for the preceding month to the Parties in English and Chinese.

(f)	The Company shall, within twenty (20) days after the beginning of each fiscal quarter, report its quarterly financial statements of the preceding fiscal quarter to the Parties, and to the relevant government department for finance, if necessary.

(g)	Within two (2) months after the end of each fiscal year, the Company shall submit its pre-audited annual financial statements to the Parties. Within four (4) months (or any other period required by the relevant PRC financial authority) after the end of each fiscal year, the Company shall submit to the Parties and relevant government financial departments its formal financial statements and audit report issued by the Independent Auditor.

(h)	The Company shall for the entire JV Term keep all annual accounting reports, annual financial statements and audit reports.

11.4. Independent Auditor

(a)	The Board shall select one of the “Big Four” international accounting firms licensed in the PRC as the Company’s independent auditor (the “Independent Auditor”). The Independent Auditor should be capable of performing auditing meeting both PRC domestic accounting standards and standards under the generally accepted accounting principles of the United States of America as well as the procedures and requirements of the Parties. If the Board determines that the Independent Auditor is unable to meet such standards, it may replace such Independent Auditor or retain another auditor, at the Company’s expense, to supplement or adjust the work of the Independent Auditor or to perform specific accounting or auditing tasks.

(b)	Each Party shall have the right at any time to retain independent accountants to audit the books and records of the Company at its own expense (unless the results of any such audit are significantly different from that conducted by the Independent Auditor and are accepted by the Board, in which case the expense shall be borne by the Company). The Company shall extend full cooperation to any such accountants and shall allow them full access to the books and records of the Company. The Party retaining independent accountants for such purpose and the independent accountants so retained must keep all information obtained during the course of such auditing confidential.

11.5. Approval of Final Accounts

Within three (3) months after the end of each Fiscal Year, the General Manager shall submit the following documents to the Board for approval: financial statements, including a balance sheet, a profit and loss statement and a cash flow statement, and plans for profit distribution or loss make-up of the previous year, attached with the audit report of the Independent Auditor.

11.6. Profit Distribution

The Company shall adopt the following principles with respect to the distribution of profits:

(a)	The Company may not distribute profits until all losses from previous years have been made up and the principal of, and all accrued interests on, any shareholder loans (if any) then due and payable have been repaid in full.

(b)	The remaining amount after making up prior losses pursuant to the foregoing provision shall be the pretax profits of the current year. The enterprise income tax shall be paid from the pretax profits as required by relevant Laws.

(c)	The remaining amount after payment of the enterprise income tax pursuant to the foregoing provision shall be the after-tax profits of the current year. Payments to the JV Funds shall be made from the after-tax profits. The amount of payments to the JV Funds shall be determined by the Board with reference to applicable Laws. No payments shall be made to the JV Funds in years when the Company does not realize a profit.

(d)	Amounts remaining following the fulfillment of the requirements set forth in paragraphs (a), (b) and (c) above plus the profit brought forward from previous years shall be the distributable profits, which shall be distributed in full to the Parties unless otherwise decided by the Board.

(e)	Distribution of profits specified in paragraph (d) above shall be made in proportion to the ratio of each Party’s respective contributions to the Registered Capital. The Company shall remit such distribution into the bank accounts designated by the Parties within one (1) month after the Board makes its determination regarding profit distribution. Distributions to Party B shall be made in U.S. Dollars.

11.7. Loans

The Company may, based on business requirements and pursuant to applicable PRC Law, open Renminbi account(s) and foreign exchange account(s) with PRC or foreign-invested financial institutions that are authorized by the relevant authorities to conduct foreign exchange business within PRC. The Company may also apply to borrow foreign exchange or Renminbi within or outside China pursuant to relevant PRC Law.

11.8. Insurance

All types of insurance of the Company shall be purchased from insurance companies authorized to do business in the PRC, unless adequate coverage as determined by the Board cannot at any time be obtained from such companies on internationally competitive terms, in which case the Company shall, to the extent not prohibited by Laws of the PRC, apply to purchase such insurance from other insurance companies outside of the PRC. The types of insurance, the insured value, the insurance term and other insurance matters shall, in accordance with relevant Law, be decided by the Board.

11.9. Taxes

The Company shall pay taxes in accordance with the relevant officially published PRC Law.

The Parties shall assist the Company in applying to obtain for the Company, the Parties and all of their personnel all of the applicable tax exemptions, reductions, privileges and preferences that are now or in the future become available under PRC Law and under any applicable treaties or international agreements to which the PRC may now be or may hereafter become a party.

11.10. Individual Income Tax

The employees of the Company shall pay their individual income tax in accordance with applicable Law governing individual income taxes.

12. Foreign Exchange

All foreign exchange matters of the Company shall be handled in accordance with the provisions of the Foreign Exchange Regulations and other relevant officially published Laws of the PRC.

The foreign exchange funds of the Company shall be transferable into and outside of the PRC and deposited in the foreign exchange account(s) established by the Company with approved financial institutions within or outside of the PRC in accordance with the Foreign Exchange Regulations. All foreign exchange payments of the Company shall be paid out of the above-mentioned foreign exchange accounts in accordance with the Foreign Exchange Regulations after the payment of any PRC taxes that may be applicable.

13. Labor Management

13.1. Labor Policies of the Company

(a)	All matters related to the employment, transfer, dismissal, resignation, wages, welfare benefits, labor insurance, labor protection and labor discipline of labor management by the Company shall be handled in accordance with applicable PRC Law and the labor management policies and procedures approved by the Board.

(b)	The Company shall sign an individual labor contract with each of its staff and workers. The form of the individual labor contract shall be filed with the local labor department for the record if required by applicable Law.

(c)	The Company has the right to directly recruit, employ and dismiss all of its employees. All employees of the Company shall be recruited through examination.

13.2. Labor Productivity

After establishment of the Company, the Company shall endeavor to increase per employee output so that the productivity levels of the Company’s employees will be upgraded to globally competitive levels as soon as reasonably possible.

13.3. Labor Protection, Environment, Health and Safety

The Company shall conduct regular examinations on the implementation of its labor protection, environment, health and safety policies and report the results of such examinations to the Board. The Company shall also carry out any necessary and appropriate improvements and corrections to comply with such policies.

13.4. Trade Union

(a)	For so long as required by Law, the staff and workers of the Company shall have the right to establish a trade union organization and conduct trade union activities in accordance with applicable PRC Law.

(b)	The trade union shall conduct its activities outside the Company’s normal working hours. If such activities have to be conducted within normal working hours, prior approval of the General Manager shall be required.

(c)	The Company shall allocate and maintain a trade union fund in accordance with applicable PRC Law.

14. Technology and Trademarks

14.1. License of Technology

(a)	Party B shall, or shall cause its Affiliate to, enter into with the Company a technology license contract (the “Technology License Contract”), pursuant to the terms and conditions of which Party B or its Affiliate, as the case may be, shall grant to the Company a non-exclusive, non-transferable license (the “License”) to use in the PRC such technology that is currently used at the manufacturing facilities of Noble International, Ltd. or its subsidiaries and which is appropriate and necessary for the manufacture of the JV Products by the Company (the “Licensed Technology”).

(b)	The Technology License Contract shall have a term of eleven (11) years, expiring on December 31, 2017, and the Company shall pay royalties for the License in accordance with the following percentages of the sales amounts of the JV Products of the Company:

(i)	0% for 2007;

(ii)	3% from 2008 through 2015; and

(iii)	2% from 2016 through 2017.

14.2. Technical Assistance and Training

Party B shall, or shall cause its Affiliate to, enter into with the Company a technical assistance and training contract, pursuant to the terms and conditions of which Party B or its Affiliate, as the case may be, shall select and dispatch to the Company certain technical and sales personnel to provide short-term technical and sales assistance or training to the Company (the “Technical Assistance and Training Contract”). The fees for such assistance and training and related expenses payable by the Company shall be provided for in the Technical Assistance and Training Contract.

14.3. Prohibition against Use of Technology

Party A hereby undertakes that it shall not, and shall cause its Affiliates not to, at any time, under any circumstance or in any manner, use or disclose to any Person (including, but not limited to, their respective Affiliates) any technology or technical materials that may be licensed or provided to the Company by Party B or its Affiliate under the Technology License Contract or the Technical Assistance and Training Contract.

14.4. License of Trademarks

(a)	Party B shall, or shall cause its Affiliate to, enter into with the Company a trademark and tradename license contract, pursuant to the terms and conditions of which Party B or its Affiliate, as the case may be, shall grant to the Company a non-exclusive, non-transferable license to use certain of its trademarks and tradenames (the “Noble Trademark and Tradename License Contract”).

(b)	Party A shall enter into with the Company a trademark and tradename license contract, pursuant to the terms and conditions of which Party A shall grant to the Company a non-exclusive, non-transferable license to use certain of its trademarks and tradenames (the “WISCO Trademark and Tradename License Contract”).

14.5. Prohibition against Use of Trademarks

(a)	Party A hereby undertakes that it shall not, and shall cause its Affiliates not to, use or register, at any time, in any manner, any of the trademarks and tradenames licensed to the Company by Party B or its Affiliate in accordance with the Noble Trademark and Tradename License Contract, or any word or term in any language or any symbol or logo which may be deemed similar to any of such licensed trademarks and tradenames.

(b)	Party B hereby undertakes that it shall not, and shall cause its Affiliates not to, use or register, at any time, in any manner, any of the trademarks and tradenames licensed to the Company by Party A in accordance with the WISCO Trademark and Tradename License Contract, or any word or term in any language or any symbol or logo which may be deemed similar to any of such licensed trademarks and tradenames.

15. Supply, Sales and Non-competition

15.1. Supply of Materials

Party A shall or shall cause its Affiliate to enter into a Material Supply Contract with the Company (the “Material Supply Contract”) through its sales subsidiary (the “Steel Supplier”), pursuant to the terms and conditions of which the Steel Supplier shall provide adequate and reliable supplies of steel materials to the Company required for its productions and operations at prices and terms not less favorable than those offered to any of its customers (including, without limitation, those customers who are its Affiliates). Party A further undertakes that it shall make best efforts to introduce, as early as possible, a mechanism for the supply of steel to the Company to the effect that the steel price payable by the Company will line up with the steel cost contained in the sales price of the products of the Company so that the Company will not suffer from any steel price fluctuations.

15.2. Sale of Products

The General Manager shall prepare annual marketing and sales plans and submit them to the Board for approval. All Company’s products are primarily for sale to customers in the PRC. With the assistance of the Parties, the Company shall make active efforts to maximize its share of the PRC domestic market for the Company’s products.

15.3. Non-competition

(a)	Party A hereby agrees and covenants that during the JV Term (including any extension thereof), except through the Company or otherwise in cooperation with Party B or any of its Affiliates, Party A shall not, and shall cause its Affiliates not to, solely or jointly with any Person, directly or indirectly in any manner, manufacture, assemble, sell or supply any JV Products or otherwise engage in any activities in competition with the Company in respect of the JV Products; provided, however, that if additional investment in the Company is required in order to increase its production scale to meet its customers’ requirements for the JV Products, Party B shall agree to increase its contribution to the registered capital of the Company in proportion to its equity interest set forth in Section 5.2 above, and further provided that the above restrictions shall not apply if Party A or any of its Affiliates acquires, directly or indirectly, any businesses or assets outside the mainland of the PRC which have already established a company or a joint venture in the mainland of the PRC engaged in the manufacture or sale or supply of the JV Products. If Party A or any of its Affiliates intends to establish any new entity or acquire any assets or entity to engage in any activities in competition with the Company in respect of the JV Products, it shall give Party B the right of first refusal to join Party A or its Affiliate in establishing such entity or acquiring such assets or entity, except that if Party B expressly refuses in writing to so join Party A or its Affiliate or fails to respond to Party A’s or its Affiliate’s request in this regard within ninety (90) days from the date on which Party B receives such request from Party A or its Affiliate.

(b)

Party B hereby agrees and covenants that during the JV Term (including any extension thereof), except through the Company or otherwise in cooperation with Party A or any of its Affiliates, Party B shall not, and shall cause its Affiliates not to, solely or jointly with any Person, directly or indirectly in any manner, manufacture, assemble, sell or supply any JV Products or otherwise engage in any activities in competition with the Company in respect of the JV Products in the PRC; provided, however, that if additional investment in the Company is required in order to increase its production scale to meet its customers’ requirements for the JV Products, Party A shall agree to increase its contribution to the Registered Capital of the Company in proportion to its equity interest set forth in Section 5.2 above, and further provided that the above restrictions shall not apply if Party B or any of its Affiliates acquires, directly or indirectly, any businesses or assets outside the mainland of the PRC which have already established a company or a joint venture in the mainland of the PRC engaged in the manufacture or sale or supply of JV Products. If Party B or any of its Affiliates intends to establish in the mainland of the PRC any new entity or acquire any assets or entity directly from a PRC entity to engage in any activities in competition with the Company in respect of the JV

Products, it shall give Party A the right of first refusal to join Party B or its Affiliate in establishing such entity or acquiring such assets or entity, except that if Party A expressly refuses in writing to so join Party B or its Affiliate or fails to respond to Party B’s or its Affiliate’s request in this regard within ninety (90) days from the date on which Party A receives such request from Party B or its Affiliate.

16. The Joint Venture Term

16.1. JV Term

The term of operations of the Company (the “JV Term”) shall be fifty (50) years, commencing from the Establishment Date. Such term shall also be the term of this Contract.

16.2. Extension

Prior to the expiry of the JV Term or any extension thereof, the Parties may agree to extend such term, subject to the approval of the Examination and Approval Authority and the relevant requirements of PRC Laws. Negotiations for such extension shall begin no later than one (1) year prior to the expiration of the JV Term. If the Parties agree to extend the JV Term, an application for extension shall be filed with the Examination and Approval Authority not later than six (6) months prior to the expiration of the JV Term.

17. Termination and Liquidation

17.1. Termination as Agreed by Both Parties

The Parties may mutually agree in writing to terminate this Contract and dissolve the Company at any time.

17.2. Events of Termination

This Contract shall be terminated in accordance with the following provisions if any of the conditions or events (each an “Event of Termination”) set forth below shall occur and be continuing:

(a)	Upon the motion of a director appointed by either Party, if the Company becomes the subject of proceedings for liquidation or dissolution required by Law or by a court or initiated by a creditor(s) of the Company;

(b)	Upon the motion of a director appointed by a Party, if the other Party becomes bankrupt or insolvent or files a petition seeking protection under any bankruptcy, reorganization or insolvency Law;

(c)	Upon the motion of a director appointed by either Party, if the Company has sustained heavy losses for three (3) consecutive years, or the cumulative amount of losses has exceeded fifty percent (50%) of the Registered Capital of the Company, whichever occurs first;

(d)	Upon the motion of a director appointed by either Party, if all or any material part of the key assets owned or leased by the Company is expropriated, causing an adverse material effect on the operation and production of the Company;

(e)	Upon the motion of a director appointed by either Party, if any government authority with authority over either Party or the Company requires any provision of this Contract or the Relevant Contracts to be revised in such a way that causes a material adverse effect on the Company or the terminating Party and, despite the best efforts of the Company to remedy such situation, such material adverse effect cannot be cured within six (6) months at a cost not exceeding US$100,000;

(f)	Upon the motion of a director appointed by the non-transferring Party, if the other Party transfers or attempts to transfer its equity interest in the Company in violation of the provisions of this Contract;

(g)	Upon the motion of a director appointed by either Party, should any governmental authority having authority over either Party or the Company issue any policy or Law or interpret any policy or Law in such a way that may cause significant adverse consequences to the Company or the terminating Party, and if the terminating Party is unable to reach agreement with the other Party on amendments to this Contract as are required to maintain the terminating Party’s economic interests;

(h)	Upon the motion of a director appointed by the non-affected Party, should the other Party become unable to perform any of its material obligations under this Contract as a result of an Event of Force Majeure and the Event of Force Majeure has continued for a period of at least one hundred and eighty (180) days;

(i)	Upon the motion of a director appointed by the non-breaching Party, if the other Party breaches any of its material obligations under this Contract, or if the other Party or any of its Affiliates breaches any of the responsibilities or obligations of such Party or its Affiliate set forth in any of the Relevant Contracts, and such breach is not remedied within thirty (30) days after the date on which a notice of such breach is delivered by the non-breaching Party to the breaching Party;

(j)	Upon the motion of a director appointed by the Party that has made its contribution to the Registered Capital in accordance with the terms of this Contract or has not been obligated to make its contribution because the conditions precedent set forth in Section 5.4 have not been met or waived by such Party, if the other Party fails to make its contributions to the Registered Capital in accordance with the provisions of Section 5.3 above, and such failure is not remedied within sixty (60) days from the due date; provided that the conditions precedent for such contribution set forth in Section 5.4 above have been met or waived by such Party;

(k)	Upon the motion of either Party, should a Deadlock occur pursuant to Section 8.4 above;

(l)	Upon the motion of a director appointed by either Party, if a relevant government authority issues a binding order to cease the Company’s operations because of serious violations by the Company of PRC Law; or

(m)	Upon the motion of a director of either Party, if any of the Relevant Contracts is not signed within thirty (30) days of the Establishment Date.

17.3. Buyout Option at Expiration or Earlier Termination

(a)	Where the JV Term expires without renewal or this Contract terminates in accordance with Sections 17.1 or 17.2, each Party shall have the right (but not an obligation), within ten (10) Business Days after such termination, to deliver a valuation notice (“Valuation Notice”) to the other Party thereby invoking the valuation procedures set forth in Section 18. In case a Party invokes the valuation procedures, the purchase price for the equity interests shall be determined based upon the fair market value of the Company arrived at on the assumption that the Company is actively engaged in business (except for the circumstances where the Company is bankrupt or insolvent), and the fair market value of the Company shall be established in accordance with Section 18.

(b)	After determination of the fair market value of the Company in accordance with Section 18 (the “Fair Market Value”), either Party (whether or not such Party issued the Valuation Notice) (the “Purchasing Party”) shall have the right within thirty (30) Business Days after such date of determination to issue a notice (the “Buyout Notice”) to the other Party (the “Selling Party”) stating that it intends to purchase the entire equity interest of the Selling Party at a purchase price equal to the Fair Market Value multiplied by the percentage of the Company’s total equity interests held by the Selling Party as of the date of the Buyout Notice (the “Buyout Price”), and the Selling Party shall be obligated to sell the purchased equity interest to the Purchasing Party at the Buyout Price.

(c)	In the event that each Party issues a Buyout Notice to the other Party, within ten (10) Business Days from the date on which the second Buyout Notice was delivered, the Parties shall negotiate in good faith the additional amount (the “Premium”) that each Party is willing to pay for the purchased equity interest. In the event the Parties are unable to reach an agreement on the Premium payable for the purchased equity interest within such ten (10) Business Day period, the Parties shall each submit a proposal for the Premium in a sealed envelope to the Independent Auditor on the fifteenth (15) Business Day after the date on which the second Buyout Notice was delivered. The Party offering the highest Premium shall have the right to purchase the purchased equity interest at the Buyout Price plus such Premium (the “Final Equity Interest Purchase Price”).

(d)	If (i) within ten (10) Business Days after the date of delivery of the Buyout Notice pursuant to Section 17.3(b) , only one Buyout Notice was delivered or (ii) the Premium is determined in accordance with Section 17.3(c), the Purchasing Party and the Selling Party shall execute an equity interest transfer contract with respect to the purchase by the Purchasing Party of the purchased equity interest at the Buyout Price or the Final Equity Interest Purchase Price, as the case may be.

(e)	The Parties shall thereafter terminate this Contract and amend the Articles of Association to reflect the change in the equity interests in the Company subsequent to the completion of the transaction under the relevant equity interest transfer contract and to reflect changes in the composition of the Board. Each Party shall promptly cause the directors on the Board appointed by it to vote in favor of a resolution approving the Transfer. If any director does not vote in favor of such resolution, the Party that appointed such director shall promptly remove and replace such director and cause the newly appointed director to vote in favor of the resolution approving the Transfer. The Parties shall (i) cause the Company to apply to the Examination and Approval Authority for approval of the Transfer and the amendments to the Articles of Association, (ii) in the case of a Transfer by Party B to Party A, cause the Company to apply to be converted from a Chinese-foreign equity joint venture company into a non-foreign invested domestic enterprise, (iii) in the case of a Transfer by Party A to Party B, cause the Company to apply to be converted from a Chinese-foreign equity joint venture into a wholly foreign-owned enterprise, (iv) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to the Articles of Association, and (v) use their respective best efforts to assist the Company to obtain all such approvals and the issuance of such license.

(f)	In the event that neither Party issues a Buyout Notice in accordance with Section 17.3(b), the Company shall be dissolved and liquidated in accordance with the provisions of Section17.5 below.

17.4. Dissolution and Liquidation

If this Contract terminates and neither Party exercises its right to buy the equity interests of the other Party as provided for in Section 17.3, the Company shall be dissolved and liquidated in accordance with the liquidation procedures provided for in Section 17.5 below.

17.5. Liquidation Procedures

(a)	The dissolution and liquidation of the Company shall be conducted in accordance with then applicable PRC Law and the provisions of this Contract and the Articles of Association.

(b)	The Board shall formulate liquidation procedures and principles, publish an announcement of the liquidation in accordance with relevant regulations, provide written notice of the liquidation to creditors of the Company and establish a liquidation committee (the “Liquidation Committee”). The Liquidation Committee shall be composed of four (4) members. Each Party shall have the right to appoint two (2) members of the Liquidation Committee. All decisions of the Liquidation Committee shall be adopted by the members of the Liquidation Committee unanimously. The Company shall deliver to each member of the Liquidation Committee written notice of each meeting of the Liquidation Committee at least ten (10) Business Days prior to the date of such meeting or such shorter period as agreed by all of the members of the Liquidation Committee.

(c)	The tasks of the Liquidation Committee shall be to conduct a thorough survey of the property, claims and debts of the Company, draw up a balance sheet and inventory of assets of the Company, propose a basis for the valuation of the Company and formulate a liquidation plan, all of which shall be implemented after it has been submitted to and adopted by the Board. The approved liquidation plan shall be submitted to the Examination and Approval Authority for their record.

(d)	During the period of liquidation, the Liquidation Committee shall represent the Company in any legal proceeding.

(e)	The expenses of liquidation and the remuneration of the members of the Liquidation Committee shall be paid with priority from the existing assets of the Company.

(f)	After payment of other fees, costs and third party claims in accordance with Laws, the balance of liquidation proceeds shall be distributed to the Parties in proportion to their respective contributions to the Registered Capital.

(g)	After the liquidation of the Company is completed, the Liquidation Committee shall promptly submit a report thereon to a meeting of the Board for approval and to the Examination and Approval Authority for their record. The Liquidation Committee shall then carry out the procedures for turning in the Company’s Business License and canceling its registration at SAIC, and at the same time, make a public announcement of such actions.

18. Valuation

18.1. Valuation Procedures

The following procedures shall be used to determine the fair market value of the Company:

(a)	Party A and Party B shall each appoint an independent and reputable Chinese-foreign joint venture accounting firm registered in Beijing (an “Appraiser”) to determine the fair market value of the Company. If either Party fails to appoint an Appraiser within ten (10) Business Days of the decision of the Board on the valuation of the Company, it shall be deemed as having waived its right to appoint an Appraiser, and the Appraiser appointed by the other Party shall be promptly appointed by the Company. If both Parties appoint the same Appraiser, the Company shall promptly appoint such Appraiser. If each Party appoints a different Appraiser, the fair market value of the Company shall be equal to the average of the two (2) values determined by the two (2) Appraisers appointed by the Parties.

(b)	Each Appraiser shall calculate and present to each of the Parties its appraisal of the fair market value of the Company. In determining the fair market value of the Company, each Appraiser shall take into account the value of companies that are operating businesses that are similar to the business operated by the Company as of the date of the appraisal and shall take into account the following valuation methods:

(i)	discounted cash flow of the Company;

(ii)	industry comparables; and

(iii)	the fair market value of the assets of the Company.

(c)	Each Appraiser shall submit its appraisal report to both Parties within thirty (30) days after the date of its appointment.

(d)	For the purposes of this Contract, “Final FMV,” means the fair market value of the Company as determined by the Appraiser. The determination of the Final FMV, in accordance with this Section 18 shall (in the absence of fraud) be final and binding on the Parties for the purposes of this Contract.

19. Liability for Breach of Contract

19.1.	Breach of Contract

A Party shall be in breach of this Contract if:

(a)	It has failed to fully perform or illegally ceased its performance of any obligation under this Contract or any Relevant Contract to which it is a party, or any of its Affiliates has failed to fully perform or illegally ceased its performance of any obligations under any Relevant Contract to which such Affiliate is a party, and such breach has not been remedied or rectified within the longer of thirty (30) days after receipt of a written notice of such breach from the Company or the other Party and the contractual remedy period specified in the Relevant Contracts;

(b)	A representation or warranty made by such Party hereunder is untrue or materially inaccurate;

(c)	It fails to make its contributions to the Registered Capital when due as stipulated in Section 5.3 of this Contract; provided that all conditions precedent to making such contribution have been met or waived by the relevant Party;

(d)	It fails to cause any director it appointed to vote for the adoption of a resolution in accordance with this Contract or the Articles of Association;

(e)	It ceases to carry on its business, or fails to pay its debts as and when they fall due; or

(f)	It effectively prevents the other Party from participating in the Board.

19.2. Liability for Breach of Contact

(a)	If the Company or a Party suffers any cost, liability or loss, including lost profits of the Company, but not including any other consequential losses of whatsoever nature, as a result of a breach of this Contract by any Party, the Party in breach shall indemnify and hold the Company and the non-breaching Party harmless in respect of any such cost, liability or loss, including interest paid or lost as a result thereof and attorneys’ fees.

(b)	Without limiting the generality of the foregoing, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and the Company (each, an “Indemnified Party”) from and against all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, loss of profits by the Company, expenses and disbursements of attorneys, experts and consultants incurred by any Indemnified Party in any action or proceeding between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party, or otherwise) based upon, arising out of, relating to or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Indemnifying Party or its Affiliate contained in this Contract, any Relevant Contract or in any other documents delivered by the Indemnifying Party pursuant to this Contract.

20. Force Majeure

20.1. Definition

In case of any unforeseeable event directly preventing a Party from performing all or part of its obligations hereunder, the occurrence and consequences of which cannot be prevented or avoided (an “Event of Force Majeure”), such as earthquakes, typhoons, floods, fires and other natural disasters, wars, riots and similar military actions, civil unrest and strikes, slow downs, epidemics, embargoes, expropriation, injunctions or other restraints and actions of an independent third party, then the responsibilities and obligations of such Party that is prevented by such Event of Force Majeure (the “Prevented Party”) shall be handled in accordance with the provisions of Section 20.2.

20.2. Consequences of Event of Force Majeure

(a)	In case of an Event of Force Majeure, the liabilities arising out of the Prevented Party’s failure to perform its obligations hereunder shall be released in whole or in part, provided that all of the following conditions are met: (i) the Event of Force Majeure was the direct cause of the stoppage, impediment or delay encountered by the Prevented Party in performing its obligations under this Contract; the Prevented Party (ii) notifies the other Party in writing immediately after such Event of Force Majeure occurs, but in no case shall be later than ten (10) Business Days after the occurrence thereof; and (iii) has made reasonable commercial efforts to mitigate the losses and take remedial measures.

(b)	Subject to the conditions set forth in paragraph (a) above, and within the extent of the effect of an Event of Force Majeure, the Prevented Party shall not be liable for any damages, losses or increase in costs which the other Party may sustain due to its non-performance or delayed performance caused by such Event of Force Majeure, and such non-performance or delayed performance shall not be deemed a breach of this Contract.

(c)	In case of an Event of Force Majeure, the Parties shall, based on the effect of such event on the performance of this Contract, discuss and decide whether to revise this Contract and whether the Prevented Party should be partially or fully released from performing its obligations hereunder.

21. Confidential Information

21.1. Confidentiality

(a)	Any Party that receives any Confidential Information during the JV Term (the “Receiving Party”) shall:

(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any Person other than with the prior written consent of the Party that disclosed such Confidential Information, as the case may be, or in accordance with Section 21.1(b); and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Contract or in accordance with Section 21.1(a).

(b)	The Receiving Party may disclose the Confidential Information only to its designated employees (the “Recipients”) whose duties require such disclosure for the implementation of this Contract. The Receiving Party shall take all reasonable precautions, including the execution of confidentiality contracts with each such employee or the inclusion of confidentiality clauses in the individual employment contract with each such employee, to prevent such employees from using Confidential Information for their personal benefit and to prevent any unauthorized disclosure of such Confidential Information to any third party.

(c)	Each Party shall use its best efforts to ensure that the Company shall comply with all of the Receiving Party’s confidentiality obligations herein as if the Company were a party to this Contract, including the inclusion of confidentiality clauses in all employment contracts between the Company and its employees.

21.2. Exceptions

The provisions of Section 21.1 shall not apply to:

(a)	Confidential Information that is or becomes generally available to the public other than as a result of disclosure by, or at the direction of, a Party, any of its Recipients or the Company in violation of this Contract;

(b)	disclosure to the extent required under applicable Law or the rules of any stock exchange applicable to a Party or any of its Affiliates; provided that such disclosure shall be limited solely to the extent required by applicable Law or the rules of any such stock exchange and, to the extent practicable, the Party or the Company, as the case may be, that is the proprietor of the Confidential Information subject to such disclosure shall be given an opportunity to review and comment on the contents of the disclosure before it is made;

(c)	disclosure to the extent required by applicable Law or judicial or regulatory process or in connection with judicial or arbitration process regarding any legal action, suit or proceeding arising out of, or relating to, this Contract; provided that the Party required to make the disclosure promptly notifies the Company or the other Party, as applicable, so that the Company or such other Party may seek an appropriate protective order, and if no such protective order is obtained, the disclosing Party will only furnish that portion of the Confidential Information that it is advised by counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and

(d)	use of Confidential Information concerning the Company by the Receiving Party after the termination of this Contract in accordance with the provisions hereof where the Receiving Party is legally permitted to continue to operate, whether directly or indirectly, and whether or not in cooperation with any other Person or any other party, the business of the Company.

21.3. Publicity

Neither Party shall make any announcement about the Company, this Contract or the other Party in relation to the Company, this cooperation or the business of the Company without the prior written consent of the other Party. Either of the Parties may at any time make announcements that are required by applicable Law or the rules of any stock exchange applicable to such Party or any of its Affiliates, so long as the Party so required to make the announcement, promptly upon learning of such requirement, notifies in writing the other Party of such requirement and discusses with the other Party in good faith the exact wording of any such announcement and takes precautionary measures to prevent disclosure of Confidential Information to the maximum extent permitted.

22. Governing Law

The formation, validity, interpretation, performance, modification and termination of this Contract and settlement of disputes under this Contract shall all be governed by the officially published and publicly available Laws of the PRC. When the officially published and publicly available Laws of the PRC do not cover a certain matter, international legal principles and practices shall apply.

23. Dispute Resolution

23.1. Consultation

Any dispute, controversy or claim arising out of or relating to this Contract, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation stating specifically the nature of the Dispute (a “Dispute Notice”). If within thirty (30) days following the date on which such Dispute Notice is received the Dispute has not been resolved, on the thirty-first (31st) day after the date of the Dispute Notice, each Party shall refer the Dispute to the Chairman of the parent company of such Party (the “Parent’s Chairman”) or the Chairman of such Party (as the case may be). The Parent’s Chairman or Chairman of each Party shall discuss, and meet in person if practicable, within ten (10) days thereafter (the “Commencement Date”). If the

Parent’s Chairman or Chairman of the Parties are unable to resolve the Dispute within thirty (30) days after the Commencement Date, the Dispute may be submitted to arbitration upon the request of any Party with notice to the other Party.

23.2. Arbitration

(a)	The arbitration shall be conducted in Hong Kong under the auspices of the Arbitration Centre.

(b)	There shall be three (3) arbitrators. Each Party shall appoint one (1) arbitrator. All appointments shall be made within thirty (30) days after the appointing Party gives or receive the demand for arbitration. If any arbitrator to be appointed by a Party has not been appointed and consented to participate within thirty (30) days after the appointment of the first arbitrator, the relevant appointment shall be made by the Chairman of the Arbitration Center. The third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the Party-appointed arbitrators. If no agreement on such appointment can be reached within ten (10) days after the date on which the second of the first two arbitrations is appointed, the Chairman of the Arbitration Centre shall make the appointment. Absent the express written consent of the Parties to the contrary, in no event shall the presiding arbitrator, regardless of how appointed, be of the same nationality as either Party.

(c)	The arbitration proceedings shall be conducted in English and Chinese. The arbitration tribunal shall apply the applicable rules of the Arbitration Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 23.2, upon agreement by the Arbitration Centre as provided in the rules of the Arbitration Centre, the provisions of this Section 23.2 shall prevail.

(d)	Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to relevance, privilege and any confidentiality obligations binding on such Party.

(e)	The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the winning Party may, at the cost and expenses of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

(f)	Each Party irrevocably consents to the service of process, notices or other documents in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section 24.4. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other documents in any other manner permitted by applicable law.

(g)	Without prejudice to the provisions contained in this Section 23.2, in order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property or evidence or any other emergency relief in accordance with law from any court of competent jurisdiction, the Centre or the arbitration tribunal pending the final decision or award of the arbitration tribunal.

23.3. Continued Performance of this Contract

During the period when a Dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue to perform under this Contract.

24. Miscellaneous

24.1. Articles of Association

The Articles of Association have been completed in accordance with the various principles stipulated in this Contract and PRC Laws. If there is any inconsistency between this Contract and the Articles of Association, this Contract shall govern.

24.2. Survival

The agreements of the Parties contained in Section 17, Section 18, Section 21, Section 22 and Section 23 shall continue to survive after the expiration or termination of this Contract and the dissolution of the Company.

24.3. Language

This Contract is executed in Chinese and English. The two language texts shall have equal validity and legal effect. Each Party hereby acknowledges that it has reviewed both language texts of this Contract and that they are the same in all material respects.

24.4. Notices

Notices or other communications required to be given by either Party pursuant to this Contract shall be provided in writing in both English and Chinese, and delivered by personal delivery, international courier service or facsimile to the other Party’s address set forth in Section 24.5 below (or such other address or facsimile number as the addressee or facsimile number has by ten (10) days prior written notice specified to the other Party). Dates on which the notices shall be deemed as served shall be determined on the following principles:

(a)	if by personal delivery, on the date of delivery;

(b)	if by international courier service on the seventh (7th) day after delivery to an internationally accepted courier service (as indicated by the receipt issued by such courier service); and

(c)	if by facsimile, upon receipt of the notice confirming the delivery.

24.5.	Address and Fax Number for Notices

If to Party A:
	Address:	No. 219 Parrot Street, Hanyang District, Wuhan, Hubei, China
	Attention:	Liu Xinquan
	Facsimile:	86-27-8486-0362

If to Party B:
	Address:	28213 Van Dyke Avenue Warren, MI 48093, U.S.A.
	Attention:	Vice President and General Counsel
	Facsimile:	1-586-751-3618

24.6. Entire Agreement

This Contract, including the attachments, appendices and schedules hereto (if any), constitutes the sole and entire agreement between the Parties on the subject matter contained herein, and shall supersede all previous agreements, contracts, understandings and communications, either written or oral, between the Parties on the subject matter.

24.7. Waiver

No waiver of any provision of this Contract shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in executing any right, power or remedy under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

24.8. Severability

In the event any one or more of the provisions contained in this Contract is held under any applicable PRC Law to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

24.9. Non-assignment

This Contract shall be binding upon and shall inure to the benefit of both Parties and their respective successors and permitted transferees. Unless otherwise permitted herein, neither Party shall assign any of its rights and obligations hereunder to any third party without the other Party’s prior written consent.

24.10. Counterparts

This Contract and any amended versions hereof or any other agreements delivered pursuant to this Contract may be executed in one or more counterparts. All of these counterparts shall constitute the same agreement, and shall be legally binding on both Parties upon each Party’s execution of one or more of such counterparts and delivery to the other Party (unless otherwise stipulated in such agreement).

This Contract shall be executed in eight (8) English and eight (8) Chinese originals. At least one (1) counterpart of each language text shall be retained by each Party and the Company, and the other counterparts of each language text shall be used for submission and filing with the Examination and Approval Authority and other relevant PRC governmental authorities.

24.11. Amendment

Amendments to this Contract may only be made by a written agreement signed by each Party in both Chinese and English texts, each of which shall have equal validity and legal effect, and which shall become effective upon having been approved by the Examination and Approval Authority (or its successor).

24.12. Changes in Law

If, after the date this Contract is signed, any central or local government agency of the PRC makes any change in any provision of any Law, including amendment, supplementation or repeal of an existing Law, or introduction of a different interpretation or method of implementation of an existing Law (each, a “Change”), or promulgates a new Law (each, a “New Provision”), the following shall apply:

(a)	If a Change or a New Provision is more favorable to the Company or any of the Parties than the relevant Law in effect on the date this Contract was signed (and the other Party is not materially and adversely affected thereby), the Company and the Parties shall promptly apply to receive the benefits of such Change or New Provision. The Company and the Parties shall use their best efforts to cause such application to be approved.

(b)	If because of such Change or New Provision, the economic benefits of the Company or of any Party under this Contract are materially and adversely affected, directly or indirectly, then to the extent permitted by Law, this Contract shall continue to be implemented in accordance with the original Law. If the adverse effect on the Company’s or on any Party’s economic interests cannot be resolved pursuant hereto, upon notice by the affected Party to the other Party, the Parties shall consult promptly and make all such amendments to this Contract as are required to maintain the affected Party’s economic benefits hereunder.

24.13. Costs and Expenses

The costs and expenses incurred by each Party in negotiating this Contract and the Relevant Contracts and all other pre-establishment expenses, including, without limitation, any fees or costs payable to advisors, shall be borne and reimbursed by the Company upon approval by the Board. The Board shall discuss and determine such costs and expenses that will be borne by the Company at the first meeting of the Board after the establishment of the Company. To the extent permitted under PRC Law, the Company shall capitalize all such costs and expenses.

[Signature Page Follows]

The Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

Party A:

WISCO JIANGBEI STEEL PROCESSING AND LOGISTICS CO., LTD.

Signature:	/s/ Liu Xinquan

Name: Liu Xinquan
Title: Chairman
[Company Seal]

Party B:

NOBLE METAL PROCESSING ASIA LIMITED

Signature:	/s/ Thomas L. Saeli

Name: Thomas L. Saeli
Title: Director